Virtus ETF Trust II 485BPOS

Exhibit 99.(h)(5)(b)

VIRTUS ETF TRUST II

AMENDMENT TO FEE WAIVER AGREEMENT

This Amendment (the “Amendment”) dated as of the 19th day of November 2025, to the Fee Waiver Agreement, effective as of February 9, 2021 (the “Fee Waiver Agreement”), is made by Virtus Investment Advisers, LLC (the “Adviser”), investment adviser to the Virtus Newfleet Securitized Income ETF (formerly, Virtus Newfleet ABS/MBS ETF) (the “Fund”), a series of Virtus ETF Trust II.

WHEREAS, the Fee Waiver Agreement currently expires on November 28, 2025; and

WHEREAS, the Adviser has determined that it is appropriate and in the best interests of the Fund and its shareholders to extend the waiver of a portion of its management fee until November 28, 2026;

NOW, THEREFORE, by execution of this Amendment, intending to be legally bound hereby, the Adviser agrees as follows:

1.       Paragraph 1 of the Fee Waiver Agreement is hereby deleted in its entirety and replaced with the following:

1.    The Adviser hereby agrees to waive a portion of the Fund’s management fee equal to 0.10% of the Fund’s average daily net assets for a period to commence on February 10, 2021 and continue through November 28, 2026.

2.       Except to the extent amended hereby, the Fee Waiver Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Adviser has caused this Amendment to be executed by a duly authorized officer effective as of the date and year first written above.

VIRTUS INVESTMENT ADVISERS, LLC

By:	/s/ Richard W. Smirl
Richard W. Smirl, Executive Vice President

ACCEPTED BY:

VIRTUS ETF TRUST II, ON BEHALF

OF VIRTUS NEWFLEET SECURITIZED INCOME ETF
(FORMERLY, VIRTUS NEWFLEET ABS/MBS ETF)

By:	/s/ William J. Smalley
William J. Smalley, President